Joint Filer Information

                              Name: MVMA, L.P., MVMA, Inc., [Mellon Bank, N.A. and Mellon Financial Corporation]

                              Relationship: General Partner of Mellon Ventures, L.P. and General Partner of that general partner and parent companies

                              Addresses: c/o Mellon Ventures, L.P., One Mellon Bank Center, Pittsburgh, PA 15258

                              Designated Filer: Mellon Ventures, L.P.

                              Issuer & Ticker Symbols: AirNet Communications Corporation (ANCC) Date of Event Requiring Filing:
                              3/8/04